Merrill Lynch U.S. High Yield, Inc.

File No. 811-08699

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2003, Merrill Lynch U.S. High Yield Fund, Inc. (“the Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury U.S. High Yield Fund, Inc. (“Mercury U.S. High Yield”), File No. 811-09981.  The Registrant and Mercury U.S. High Yield are each “feeder” funds that invest all of their respective assets in a corresponding “master” portfolio, Master U.S. High Yield Trust (“U.S. High Yield Trust”), File No. 811-10019.

On December 5, 2002, at meetings of the Boards of Directors of the Registrant and Mercury U.S. High Yield and the Board of Trustees of U.S. High Yield Trust, the Boards of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (1) the acquisition by the Registrant of substantially all of the assets of Mercury U.S. High Yield (consisting primarily of all of Mercury U.S. High Yield's beneficial interests in U.S. High Yield Trust) and the assumption by the Registrant of substantially all of the liabilities of Mercury U.S. High Yield, in exchange solely for newly-issued shares of common stock of the Registrant, (2) the subsequent distribution of such shares of common stock of the Registrant to the stockholders of Mercury U.S. High Yield, and (3) the deregistration and dissolution of Mercury U.S. High Yield.

On December 31, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-102276 and 811-08699; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Mercury U.S. High Yield.  The N-14 Registration Statement was declared effective by the Commission on January 30, 2003.

On March 14, 2003, the shareholders of Mercury U.S. High Yield approved the Reorganization at a special meeting of shareholders held for that purpose.  On March 24, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Mercury U.S. High Yield transferred securities and cash valued at $1,585,747.19 to the Registrant and received in exchange 0 Class A shares, 193,126 Class B shares, 85,216 Class C shares, and 0 Class D shares of the Registrant.  Such shares were then distributed to the shareholders of Mercury U.S. High Yield on that date in proportion to each shareholder’s interest in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Mercury U.S. High Yield with the Securities and Exchange Commission.